UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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QUALYS, INC.
(Name of Registrant as Specified In Its Charter)

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QUALYS, INC.

1600 Bridge Parkway

Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Daylight Time on Tuesday, June 4, 2013

TO THE HOLDERS OF COMMON STOCK

OF QUALYS, INC.:

The Annual Meeting of Stockholders of Qualys, Inc., a Delaware corporation, will be held on Tuesday, June 4, 2013, at 11:00 a.m. Pacific Daylight Time, at the Sofitel San Francisco Bay Hotel, located at 223 Twin Dolphin Drive, Redwood City, California 94065, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect two Class I directors to serve until the 2016 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Qualys, Inc. has fixed the close of business on April 10, 2013 as the record date for the meeting. Only stockholders of record of our common stock on April 10, 2013 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about April 22, 2013, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2012 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Qualys, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

/s/ Philippe F. Courot

Philippe F. Courtot

Chairman, President and Chief Executive Officer

Redwood City, California

April 19, 2013

QUALYS, INC.

1600 Bridge Parkway

Redwood City, California 94065

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

to be held on Tuesday, June 4, 2013 at 11:00 a.m. Pacific Daylight Time

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on June 4, 2013, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held at the Sofitel San Francisco Bay Hotel, located at 223 Twin Dolphin Drive, Redwood City, California 94065, on June 4, 2013 at 11:00 a.m. Pacific Daylight Time. On or about April 22, 2013, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to hold office until the 2016 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the nominees for election as Class I directors; and

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 10, 2013, the record date, may vote at the Annual Meeting. As of the record date, we had 31,667,462 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. on June 3, 2013 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of Qualys, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about April 22, 2013, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

•

Proposal No. 2: The ratification of the appointment of Grant Thornton LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Grant Thornton LLP. Your broker will not have discretion to vote on the election of directors absent direction from you.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Qualys, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Qualys only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Qualys, Inc.
Attention: Investor Relations
1600 Bridge Parkway
Redwood City, California 94065

(650) 801-6100

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2014 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 20, 2013. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Qualys, Inc.
Attention: Corporate Secretary
1600 Bridge Parkway
Redwood City, California 94065
(650) 801-6100

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2014 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 6, 2014; and

•	not later than the close of business on March 8, 2014.

In the event that we hold our 2014 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2013 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Qualys, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “—Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing Qualys’ filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Six of our directors are “independent” under the NASDAQ Stock Market listing standards. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of April 19, 2013:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Sandra E. Bergeron (1) (2)	I	54	Director	2006	2013	2016
Yves B. Sisteron (1) (3)	I	57	Director	2003	2013	2016
Continuing Directors
Donald R. Dixon (2)	II	65	Director	2000	2014	—
General Peter Pace (3)	II	67	Director	2009	2014	—
Philippe F. Courtot	III	68	Chairman, President and Chief Executive Officer	2000	2015	—
Jeffrey P. Hank (1)	III	53	Director	2010	2015	—
Howard A. Schmidt (3)	III	63	Director	2012	2015	—

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

Sandra E. Bergeron has served as a director of our company since June 2006. From 2004 until 2012, Ms. Bergeron was a venture partner at Trident Capital, Inc., a venture capital firm. Ms. Bergeron currently serves on the board of directors of Sophos plc and F5 Networks, Inc. and previously served on the board of directors of ArcSight, Inc. until it was acquired by Hewlett-Packard Company in September 2010. Ms. Bergeron holds a Bachelor of Business Administration degree from Georgia State University and a Master of Business Administration degree from Xavier University.

We believe that Ms. Bergeron possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience as a director of technology companies and her background in the venture capital industry.

Yves B. Sisteron has served as a director of our company since November 2003. Since 2000, Mr. Sisteron has been a Managing Partner and co-founder of GRP Partners, a private investment firm.

Mr. Sisteron currently serves on the boards of directors of several private companies. Mr. Sisteron holds a Juris Doctor degree and a Master of Laws degree from the University of Law (Lyon) and a Master of Laws degree from the New York University School of Law.

We believe that Mr. Sisteron possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of technology companies, his background in the venture capital industry and his perspective as a representative of one of our significant stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Philippe F. Courtot has served as our Chairman, President and Chief Executive Officer since March 2001, and has been a director since January 2000. From April 1999 to February 2000, Mr. Courtot served as Chairman and Chief Executive Officer of Signio Inc., a secure payments solution provider, until its acquisition by VeriSign, Inc. Mr. Courtot holds a Master of Science degree from the University of Paris.

We believe that Mr. Courtot possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as our President and Chief Executive Officer and his background in the technology industry, as well as his perspective as one of our significant stockholders.

Donald R. Dixon has served as a director of our company since 2000. Since 1993, Mr. Dixon has been a co-founder and managing director of Trident Capital. Since 2008, Mr. Dixon has served on the board of directors of XATA Corporation. Mr. Dixon also currently serves on the boards of directors of several private companies. Mr. Dixon holds a Bachelor of Science degree from Princeton University and a Master of Business Administration degree from the Stanford Graduate School of Business.

We believe that Mr. Dixon possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of technology companies, his background in the venture capital industry and his perspective as a representative of one of our significant stockholders.

Jeffrey P. Hank has served as a director of our company since January 2010. From June 2005 to July 2012, Mr. Hank was the Vice President and Corporate Controller of Intuit, Inc. and since July 2012, he has served as the Vice President of Finance and Chief Accounting Officer of Intuit. From June 2002 until September 2003, Mr. Hank was an audit partner at KPMG LLP. From September 1994 until June 2002, Mr. Hank was an audit partner at Arthur Andersen LLP. Mr. Hank holds a Bachelor of Science degree in Business Administration from the University of California at Berkeley.

We believe that Mr. Hank possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at a technology company and his background in the accounting industry.

General Peter Pace has served as a director of our company since May 2009. Since October 2007, Gen. Pace has been a principal at Pace Enterprises LLC. From June 1967 until October 2007, Gen. Pace served in the United States Marine Corps, including as Chairman of the Joint Chiefs of Staff. Since February 2010, Gen. Pace has served on the board of directors of Pike Electric Corporation. Since January 2011, Gen. Pace has served on the board of directors of AAR Corp. Since November 2012, Gen. Pace has served on the board of directors of LaserLock Technologies, Inc. Gen. Pace also currently serves on the boards of directors of several private companies and previously served on the President’s Intelligence Advisory Board and Secretary of Defense’s Defense Policy Board. Gen. Pace holds a Bachelor of Science degree from the U.S. Naval Academy and a Master of Science degree in Business Administration from The George Washington University.

We believe that Gen. Pace possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of technology and defense companies and his background in public service.

Howard A. Schmidt has served as a director of our company since June 2012. From September 2008 until January 2010, Mr. Schmidt served as the President and Chief Executive Officer of the Information Security Forum, a non-profit corporation focused on cyber security and risk management.

From May 2003 to June 2005, Mr. Schmidt served as the Vice President and Chief Information Officer and Chief Security Strategist at eBay Inc. From April 2004 to June 2005, Mr. Schmidt served as the Chief Security Strategist at the National Cyber Security Division of the Department of Homeland Security. Mr. Schmidt holds a Bachelor of Science degree and a Master of Science degree from the University of Phoenix.

We believe that Mr. Schmidt possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at technology companies and his background in public service.

Director Independence

Our board of directors has reviewed the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that each of Ms. Bergeron, Mr. Dixon, Mr. Hank, Gen. Pace, Mr. Schmidt and Mr. Sisteron do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ Stock Market. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Leadership Structure

Mr. Courtot currently serves as both Chairman of our board of directors and President and Chief Executive Officer. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board of directors and management to benefit from Mr. Courtot’s leadership and years of experience as an executive in the technology industry. Serving on our board of directors since 2000 and as Chief Executive Officer since 2001, Mr. Courtot is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. Courtot possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the Chief Executive Officer brings company specific experience and expertise. The board of directors believes that Mr. Courtot’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our board of directors has appointed Mr. Dixon to serve as our lead independent director. As lead independent director, Mr. Dixon presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During the year ended December 31, 2012, the board of directors held five meetings (including regularly scheduled and special meetings), and other than Howard Schmidt, no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he was a member. Mr. Schmidt joined the board of directors in June 2012 and attended one of two board meetings held between the date he joined the board of directors and December 31, 2012.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Ms. Bergeron, Mr. Hank and Mr. Sisteron, with Mr. Hank serving as Chairman. The composition of our audit committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the NASDAQ Stock Market listing standards. In addition, our board of directors has determined that Mr. Hank is an audit committee financial expert within the meaning of the rules and regulations of the SEC. The audit committee had four meetings in 2012. Our audit committee will, among other things:

•	select a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	help to ensure the independence and performance of the independent registered public accounting firm;

•

discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent accountants, our interim and year-end operating results;

•	develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	review our policies on risk assessment and risk management;

•	review related party transactions;

•

obtain and review a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

approve (or, as permitted, pre-approve) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards NASDAQ Stock Market. A copy of the Audit Committee Charter is available on our website at http://investor.qualys.com.

Compensation Committee

Our compensation committee consists of Ms. Bergeron and Mr. Dixon, with Mr. Dixon serving as Chairman. The composition of our compensation committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee will, among other things:

•	review, approve and determine, or make recommendations to our board of directors regarding, the compensation of our executive officers;

•	administer our stock and equity incentive plans;

•	review and approve and make recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establish and review general policies relating to compensation and benefits of our employees.

The compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market. A copy of the Compensation Committee Charter is available on our website at http://investor.qualys.com.

Nominating and Corporate Governance Committee

Our nominating and governance committee consists of Gen. Pace, Mr. Schmidt and Mr. Sisteron, with Mr. Schmidt serving as Chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Our nominating and corporate governance committee will, among other things:

•	identify, evaluate and select, or make recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluate the performance of our board of directors and of individual directors;

•	consider and make recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	review developments in corporate governance practices;

•	evaluate the adequacy of our corporate governance practices and reporting; and

•	develop and make recommendations to our board of directors regarding corporate governance guidelines and matters.

The nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards NASDAQ Stock Market. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://investor.qualys.com.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of directors candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and corporate governance committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for director recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholders ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Qualys, Inc., Attention: Corporate Secretary, 1600 Bridge Parkway, Redwood City, California 94065. Notice must be received by us no earlier than February 6, 2014, and no later than March 8, 2014. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with the board of directors or with an individual member of the board of directors may do so by writing to the board of directors or to the particular member of the board of directors, and mailing the correspondence to: Qualys, Inc., Attention: General Counsel, 1600 Bridge Parkway, Redwood City, California 94065. All such stockholder communications will be forwarded to the appropriate member or members of the board of directors, or if none is specified, to the Chairman of the board of directors.

Corporate Governance Guidelines and Codes of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://investor.qualys.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly board meetings, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

The following table provides information regarding compensation paid by us to certain of our non-employee directors during 2012. Directors who are also our employees receive no additional compensation for their service as a director. During 2012, one director, Mr. Courtot, our Chairman, President and Chief Executive Officer, was an employee. Mr. Courtot’s compensation is discussed under the heading “Executive Compensation.” We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)		Total ($)
Sandra E. Bergeron	$7,083	$93,690	(4)	$100,773
Donald R. Dixon	9,167			9,167
Jeffrey P. Hank	7,500			7,500
General Peter Pace	5,500	88,740	(5)	94,240
Alex Pinchev (6)	—	—
Howard A. Schmidt	6,000	187,155	(7)	193,155
Yves B. Sisteron	6,750			6,750

(1)	Cash retainers were paid pursuant to the terms of our Outside Director Compensation Program, described below that was approved in November 2012. Each non-employee director received $5,000 as a pro-rata portion of the annual retainer for serving on our board. In addition, each non-employee director received a pro-rata portion of the additional amounts for serving as a committee chair, a committee member and/or lead independent director, as applicable.
(2)	The dollar amounts in this column represent the compensation cost for the year ended December 31, 2012 of stock option awards granted in 2012. These amounts have been calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, using the Black-Scholes option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 5, 2013.
(3)	As of December 31, 2012, the aggregate number of shares underlying stock awards and options awards outstanding for each of our non-employee directors was:

Name	Aggregate Stock Awards	Aggregate Option Awards
Sandra E. Bergeron	16,250	—
Donald R. Dixon	—	—
Jeffrey P. Hank	—	45,000
General Peter Pace	—	22,500
Alex Pinchev	—	—
Howard A. Schmidt		45,000
Yves B. Sisteron		—

(4)	On June 6, 2012, Ms. Bergeron was granted a stock option to purchase 22,500 shares of common stock pursuant to our 2000 Equity Incentive Plan, as amended (the “2000 Plan”) with a vesting commencement date of July 1, 2012. The shares subject to the option vest over 18 months in equal monthly installments, subject to Ms. Bergeron’s continued service to us. Stock awards reflected above for Ms. Bergeron reflect restricted stock obtained through the early exercise of options.
(5)	On April 30, 2012, Gen. Pace was granted a stock option to purchase 22,500 shares of common stock pursuant to our 2000 Plan with a vesting commencement date of May 18, 2012. The shares subject to the option vest over 18 months in equal monthly installments, subject to Gen. Pace’s continued service to us.
(6)	Mr. Pinchev resigned as a member of our board of directors in June 2012.
(7)	On June 18, 2012, Mr. Schmidt was granted a stock option to purchase 45,000 shares of common stock pursuant to our 2000 Plan with a vesting commencement date of June 18, 2012. The shares subject to the option vest over 36 months in equal monthly installments, subject to Mr. Schmidt’s continued service to us.

Outside Director Compensation Program

In November 2012, our board of directors, upon the recommendation of the compensation committee, approved the compensation program for our non-employee directors (“Outside Directors”). The compensation committee’s recommendation program to adopt the same was based, in part, upon the results of a review conducted by Compensia, a compensation consultant previously engaged by the compensation committee to review our compensation practices for Outside Directors and to compare such practices to the compensation practices of comparable companies. Outside Directors will receive compensation in the form of equity and cash, as described below:

Equity Compensation

Upon joining the board, each newly elected Outside Director will receive an option to purchase 21,000 shares of our common stock (the “Initial Award”). The term of the Initial Award will be ten years and the exercise price will be the fair market value, as determined in accordance with our 2012 Equity Incentive Plan (the “2012 Plan”), on the date of the grant. The shares underlying the Initial Award will vest as to 1/36th of the total shares subject to such award monthly over a period of three years following the date of grant, subject to continued service as a director through each vesting date.

On the date of each annual meeting of our stockholders, each Outside Director who has served on the Board for at least six months prior to such date will be granted an option to purchase 12,000 shares of our common stock (the “Annual Option Award”). The term of the Annual Option Award will be ten years and the exercise price will be the fair market value, as determined in accordance with our 2012 Plan on the date of the grant. All of the shares underlying the Annual Option Award will vest as to 1/12th of the total shares subject to such award monthly over a period of one year following the date of grant, subject to continued service on the Board through each vesting date.

Notwithstanding the vesting schedules described above, the vesting of each Initial Award and each Annual Option Award will accelerate in full upon a “change in control” (as defined in the 2012 Plan).

Cash Compensation

Each year, each Outside Director will receive a cash retainer of $30,000 for serving on the board of directors (the “Annual Retainer”). In addition to the Annual Retainer, the lead independent director will be entitled to an additional cash retainer of $15,000.

The chairpersons and members of the board’s three standing committees will be entitled to the following cash retainers each year:

Board Committee	Chairperson Retainer*	Member Retainer
Audit Committee	$15,000	$7,500
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	6,000	3,000

*	Any Outside Director who serves as chairperson of a committee shall not be entitled to a member retainer for the same committee.

All retainers in cash will be paid in four equal installments on a quarterly basis at the end of the applicable quarter, provided that the individual served as an Outside Director in the applicable capacity during the full quarter, with the amount pro-rated for any Outside Director who did not serve in the applicable capacity the full quarter (on either the board of directors and/or the relevant board committee).

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2013. During the year ended December 31, 2012, Grant Thornton served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Qualys, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2013. Our audit committee is submitting the selection of Grant Thornton to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Grant Thornton will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Grant Thornton, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by Grant Thornton for the years ended December 31, 2011 and 2012.

	2011	2012
Audit Fees (1)	$276,455	$918,641
Audit-Related Fees (2)	32,821	52,028

	$309,276	$970,669

(1)	Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, accounting consultations and our initial public offering.
(2)	Audit-Related fees consist of fees for professional services provided in connection with the issuance of our Service Organization Control Report (SOC1), which provides assurance to our customers that we have adequate controls and safeguards over the processing of their data.

Auditor Independence

In 2012, there were no other professional services provided by Grant Thornton that would have required the audit committee to consider their compatibility with maintaining the independence of Grant Thornton.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit-Related services. Audit-Related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

The audit committee pre-approves particular services or categories of services on a case-by-case basis. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the audit committee before the independent registered public accounting firm is engaged. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the audit committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the audit committee. All fees paid to Grant Thornton since our initial public offering, effective September 27, 2012, were pre-approved by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the NASDAQ Stock Market and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investors portion of our web site at www.qualys.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the financial reporting process of Qualys, Inc. (the “Company”), the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Grant Thornton LLP (“Grant Thornton”) is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of Grant Thornton. These are the fundamental responsibilities of management and Grant Thornton. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and Grant Thornton;

•

discussed with Grant Thornton the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICIPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the audit committee’s review and discussions with management and Grant Thornton, the audit committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Jeffrey P. Hank (Chair)

Sandra E. Bergeron

Yves B. Sisteron

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 19, 2013. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Philippe F. Courtot	68	Chairman, President and Chief Executive Officer
Donald C. McCauley	61	Chief Financial Officer
Peter Albert	45	Vice President, Operations
Amer S. Deeba	46	Chief Marketing Officer
Bruce K. Posey	61	Vice President, General Counsel and Corporate Secretary
Sumedh S. Thakar	37	Vice President, Engineering
John N. Wilson	47	Executive Vice President, Worldwide Field Operations

Philippe F. Courtot has served as our Chairman, President and Chief Executive Officer since March 2001, and has been a director since January 2000. From April 1999 to February 2000, Mr. Courtot served as Chairman and Chief Executive Officer of Signio Inc., a secure payments solution provider, until its acquisition by VeriSign, Inc. Mr. Courtot holds a Master of Science degree from the University of Paris.

We believe that Mr. Courtot possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as our President and Chief Executive Officer and his background in the technology industry, as well as his perspective as one of our significant stockholders.

Donald C. McCauley has served as our Chief Financial Officer since February 2006. From August 1999 to July 2005, Mr. McCauley served as Vice President and Chief Financial Officer of iPass, Inc. Mr. McCauley holds a Bachelor of Science degree from the University of Rhode Island.

Peter Albert has served as our Vice President, Operations since April 2011. From November 1999 to August 2010, Mr. Albert held various positions at iPass, including Vice President of Network Operations and Vice President of Engineering. Mr. Albert holds an Associate of Science degree from West Valley College.

Amer S. Deeba has served as our Chief Marketing Officer since January 2007. Mr. Deeba joined us in 2001 and has held various positions with us since that time, including Vice President, Product Marketing and Vice President, Strategic Alliances, before assuming his current position. From April 1999 until February 2000, Mr. Deeba served as Director of Product Management at Signio until its acquisition by VeriSign, and from February 2000 until June 2001 he held various positions at VeriSign, including General Manager of the Payment Division. Mr. Deeba holds a Bachelor of Engineering degree from the American University of Beirut and a Master of Science degree from Santa Clara University.

Bruce K. Posey has served as our Vice President and General Counsel since May 2012, and has been our Corporate Secretary since June 2012. From December 2011 to May 2012, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary of IntelePeer, Inc. From January 2009 to December 2011, Mr. Posey served as Senior Vice President, General Counsel and Corporate

Secretary at Openwave Systems, Inc. From July 2002 to January 2009, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at iPass. Mr. Posey holds a Bachelor of Science degree from the University of Oregon and a Juris Doctor degree from the University of Michigan Law School.

Sumedh S. Thakar has served as our Vice President, Engineering since December 2010. Mr. Thakar joined us in February 2003 and has held various positions with us since that time, including Principal Engineer, Engineering Manager and Director of Engineering, before assuming his current position. Mr. Thakar holds a Bachelor of Science degree from the University of Pune, India.

John N. Wilson has served as our Executive Vice President, Worldwide Field Operations since October 2010. From September 2009 to October 2010, Mr. Wilson served as Vice President of Security Solutions at Verizon Business, a division of Verizon Communications Inc. From October 2008 to September 2009, Mr. Wilson served as Vice President of Worldwide Sales at GFI Software Ltd., a security software company. From January 2005 to October 2008, Mr. Wilson held various positions with us, including Vice President, United States Field Operations. Mr. Wilson holds a Bachelor of Science degree from the United States Military Academy at West Point and a Master of Business Administration degree from Fordham University.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for 2012.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Philippe F. Courtot	2012	$300,000	$—		$90,000	$390,000
Chairman, President and Chief Executive Officer	2011	300,000	—		103,500	403,500
Donald C. McCauley	2012	300,000	—		67,500	367,500
Chief Financial Officer	2011	300,000	340,500		77,625	718,125
Bruce K. Posey (3)	2012	163,782	616,690	(4)	17,617	798,089
Vice President, General Counsel and Corporate Secretary

(1)	The dollar amounts in this column represent the compensation cost for the year ended December 31, 2012 of stock option awards granted in 2012. These amounts have been calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, using the Black-Scholes option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 5, 2013.
(2)	Non-equity incentive plan payments were paid under our 2012 Corporate Bonus Plan as described in the narrative below.
(3)	Mr. Posey’s employment with Qualys commenced on May 21, 2012 at an annual base salary of $250,000. Accordingly, his salary is pro-rated based upon the time employed during 2012.
(4)

Mr. Posey’s option vests over four years with 1/4th of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date and 1/48th of the shares subject to the option vesting in equal monthly installments thereafter. The option is subject to an early exercise right and may be exercised in full prior to the vesting of shares underlying the option. The option may be subject to accelerated vesting as described below.

Non-Equity Incentive Plan Compensation

We provide our named executive officers with an opportunity to receive quarterly formula-based incentive amounts.

2012 Non-Equity Incentive Payments

For 2012, the target incentive amounts and the aggregate annual payments (paid on a quarterly basis) earned by our named executive officers under our 2012 Corporate Bonus Plan were the following:

Named Executive Officer	Target Award Opportunity		Actual Award Amount
Philippe F. Courtot	$120,000		$90,000
Donald C. McCauley	90,000		67,500
Bruce K. Posey	49,135	(1)	17,617

(1)	The target was pro-rated based on the time that Mr. Posey was employed by us in 2012.

The amount of the incentive payment was determined based on the growth in our bookings for the applicable quarter over the same quarter of the prior year. This bookings metric is calculated as the sum of the amounts of all new, renewal and upsell subscriptions purchased by customers and channel partners in each quarter. A named executive officer’s quarterly incentive payment is paid at 100% of target if the bookings metric for the applicable quarter equals or exceeds a certain target threshold as compared to the same quarter in the prior year. The quarterly incentive amount scales down to 25% of target if the bookings metric for the applicable quarter equals a minimum target threshold as compared to the same quarter in the prior year, and is zero if such minimum target threshold is not reached. To be eligible for a quarterly incentive payment under our 2012 Corporate Bonus Plan, an individual must be employed as of the last day of the quarter.

Executive Employment Arrangements

Philippe F. Courtot

We entered into an offer letter agreement on December 7, 2000 with Philippe F. Courtot, our Chairman, President and Chief Executive Officer. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Courtot’s annual base salary was $300,000 in 2012 and is currently $350,000, effective January 1, 2013. He was eligible for annual incentive payments equal to 40% of his base salary pursuant to our 2012 Corporate Bonus Plan and is eligible for annual incentive payments equal to 50% of his base salary pursuant to our 2013 Corporate Bonus Plan.

As of December 31, 2012, Mr. Courtot held one stock option that remained partially unvested. This option was granted on December 3, 2009 covering 1,053,235 shares with a vesting commencement date of January 25, 2011 and an exercise price per share of $3.80. This option is scheduled to vest, subject to Mr. Courtot’s continued employment, as to 1/48th of the total shares on each monthly anniversary of the vesting commencement date and is early-exercisable as to unvested shares, subject to our right to repurchase any unvested shares upon termination of employment for any reason at a repurchase price per share equal to the lesser of the original purchase price per share or the fair market value per share on the termination of employment date. This option was granted pursuant to our 2000 Plan and an individual stock option agreement thereunder.

Mr. Courtot’s option provides that if, within 12 months following a “change of control” (as defined in his stock option grant notice), his employment is terminated without “cause” (as defined in his stock option grant notice) or he resigns for “good reason” (as defined in his stock option grant notice), then, in each case, subject to the execution of a release of claims, he receives 100% vesting acceleration of such option. In addition, by the terms of our 2000 Plan, (i) upon a change in control transaction where the acquiring entity does not assume or substitute for our outstanding stock options, and/or (ii) upon an acquisition by any person of securities representing at least 50% of the combined voting power entitled to vote for directors, Mr. Courtot’s outstanding and unvested option fully accelerates, in each case, subject to Mr. Courtot’s continuous employment through the applicable transaction.

Donald C. McCauley

We entered into an offer letter agreement on February 7, 2006, which we amended September 7, 2012, with Donald C. McCauley, our Chief Financial Officer. The offer letter agreement has no specific term and constitutes at-will employment. Mr. McCauley’s current annual base salary is $300,000. He was eligible for annual incentive payments equal to 30% of his base salary pursuant to our 2012 Corporate Bonus Plan and is currently eligible for annual incentive payments equal to 40% of his base salary pursuant to our 2013 Corporate Bonus Plan. Mr. McCauley’s offer letter provides that if his employment is terminated without cause, then, subject to execution of a release of claims, Mr. McCauley receives a lump sum severance payment equal to six months of his then-current base salary and six months of company paid COBRA coverage.

As of December 31, 2012, Mr. McCauley held one stock option that remained partially unvested. This option was granted on February 3, 2011 covering 150,000 shares with a vesting commencement date of February 29, 2012 and an exercise price per share of $4.40. This option is scheduled to vest, subject to Mr. McCauley’s continued employment, as to 1/24th of the total shares on each monthly anniversary of the option’s vesting commencement date and is early-exercisable as to unvested shares, subject to our right to repurchase any unvested shares upon termination of employment for any reason at a repurchase price per share equal to the lesser of the original purchase price per share or the fair market value per share on the termination of employment date. Mr. McCauley holds a second stock option granted pursuant to our 2012 Plan and an individual stock option agreement thereunder that was granted on February 7, 2013 covering 150,000 shares with a vesting commencement date of March 1, 2014 and an exercise price per share of $12.68. This option is scheduled to vest, subject to Mr. McCauley’s continued employment, as to 1/24th of the total shares on each monthly anniversary of the option’s vesting commencement date.

Mr. McCauley’s 2011 option grant provides that if he is our employee, or an employee of a parent or subsidiary of ours, on the date of the consummation of an “acquisition” (as defined in his stock option grant notice), then he receives 100% vesting acceleration of such option. In addition, by the terms of our 2000 Plan, (i) upon a change in control transaction where the acquiring entity does not assume or substitute for our outstanding stock options, and/or (ii) upon an acquisition by any person of securities representing at least 50% of the combined voting power entitled to vote for directors, Mr. McCauley’s outstanding and unvested options under the 2000 Plan fully accelerate, in each case, subject to Mr. McCauley’s continuous employment through the applicable transaction. Mr. McCauley’s 2013 option grant provides that upon a “change in control” (as defined in the 2012 Plan), he receives 100% vesting acceleration of such option, subject to Mr. McCauley’s continued service through such transaction.

Bruce K. Posey

We entered into an offer letter agreement on May 8, 2012 with Bruce K. Posey, our Vice President, General Counsel and Corporate Secretary. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Posey’s current annual base salary is $250,000. He was eligible for annual incentive payments equal to 30% of his base salary pursuant to our 2012 Corporate Bonus Plan and is currently eligible for annual incentive payments equal to 40% of his base salary pursuant to our 2013 Corporate Bonus Plan.

As of December 31, 2012, Mr. Posey held one stock option grant that remained unvested. This stock option was granted on June 6, 2012 covering 148,093 shares, with a vesting commencement date of May 21, 2012 and an exercise price per share of $8.90. This option grant is scheduled to vest, subject to Mr. Posey’s continued employment, as to 1/4th on the one year anniversary of the vesting commencement date, and as to 1/48th of the total shares on each monthly anniversary of the vesting commencement date thereafter and is early-exercisable as to unvested shares, subject to our right to repurchase any unvested shares on a termination of employment for any reason at a repurchase price per share equal to the lesser of the original purchase price per share or the fair market value per share on the termination of employment date. This option was granted pursuant to our 2000 Plan and an individual stock option agreement.

Mr. Posey’s option grant provides that if he is our employee, or an employee of a parent or subsidiary of ours, on the date of the consummation of an “acquisition” (as defined in his stock option grant notice), then he receives 75% vesting acceleration of the then-unvested shares subject to the option. In addition, by the terms of our 2000 Plan, (i) upon a change in control transaction where the acquiring entity does not assume or substitute for our outstanding stock options, and/or (ii) upon an acquisition by any person of securities representing at least 50% of the combined voting power entitled to vote for directors, Mr. Posey’s outstanding and unvested options fully accelerate, in each case, subject to Mr. Posey’s continuous employment through the applicable transaction.

Outstanding Equity Awards at Year-End

The following table presents, for each of our Named Executive Officers, information regarding outstanding stock options and other equity awards held as of December 31, 2012.

Named Executive Officer	Vesting Commencement Date	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date
Philippe F. Courtot	1/25/2011 1/25/2007	1,053,235 935,782	(2)	— —	$3.80 1.90	12/2/2019 1/24/2017
Donald C. McCauley	2/29/2012 2/28/2010 2/28/2006	150,000 150,000 91,838	(3)	— — —	4.40 2.80 1.40	2/2/2021 5/7/2019 6/29/2016
Bruce K. Posey	5/21/2012	148,093	(4)	—	8.90	6/5/2022

(1)	The options listed are subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying the option.
(2)

1/48th of the total number of shares subject to this stock option vest monthly starting on the one month anniversary of the vesting commencement date. 100% of the unvested options will accelerate if, within 12 months following a change of control, Mr. Courtot resigns from his employment for good reason or is terminated without cause.

(3)

1/24th of the total number of shares subject to this stock option vest monthly starting on the one month anniversary of the vesting commencement date. 100% of the unvested shares subject to the option will accelerate upon an acquisition.

(4)

1/4th of the total number of shares subject to this stock option vest on the one year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to this stock option vest each monthly anniversary of the vesting commencement date thereafter. 75% of the then-unvested shares subject to the option will accelerate upon an acquisition.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. In 2012, we made no matching contributions into the 401(k) plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Compensation Committee Interlocks and Insider Participation

Neither Donald R. Dixon nor Sandra E. Bergeron, who are the members of our compensation committee, is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

Compensation Committee Report

The compensation committee has reviewed and discussed the section captioned “Executive Compensation,” included in this proxy statement, with management and, based on such review and discussion, the compensation committee has recommended to our board of directors that this “Executive Compensation” section be included in proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Donald R. Dixon (Chair)

Sandra E. Bergeron

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 1, 2013 for:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 31,649,202 shares of common stock outstanding at April 1, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of April 1, 2013. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Qualys, Inc., 1600 Bridge Parkway, Redwood City, California 94065.

Name of Beneficial Owner	Number of Shares†	Percent of Shares Outstanding
Executive Officers and Directors:
Philippe F. Courtot (1)	9,454,086	28.11%
Donald C. McCauley (2)	551,837	1.72%
Peter Albert (3)	142,394	*
Sandra E. Bergeron (4)	112,500	*
Amer S. Deeba (5)	347,658	1.09%
Donald R. Dixon (6)	6,288,626	19.87%
Jeffrey P. Hank (7)	45,000	*
Gen. Peter Pace (8)	67,500	*
Bruce K. Posey (9)	148,093	*
Howard A. Schmidt (10)	102,688	*
Yves B. Sisteron (11)	2,509,717	7.93%
Sumedh S. Thakar (12)	157,539	*
John N. Wilson (13)	256,091	*

All executive officers and directors as a group (13 persons) (14)	20,183,729	57.57%
5% Stockholders:
Entities associated with Trident Capital, Inc. (15)	6,288,626	19.87%
Entities affiliated with GRP Partners (16)	2,509,717	7.93%

†	Certain options to purchase shares of our capital stock included in this table are early exercisable and, to the extent such share are unvested as of a given date, such shares will remain subject to a right of repurchase held by us.
*	Represents beneficial ownership of less than 1%.

(1)	Consists of 7,365,069 shares of common stock and 1,989,017 shares of common stock subject to options exercisable within 60 days of April 1, 2013. In addition, consists of 100,000 shares of common stock held by Freya Anne Eduarte as custodian under the Uniform Gifts to Minors Act for Mr. Courtot’s minor child.
(2)	Consists of 159,999 shares of common stock and 391,838 shares of common stock subject to options exercisable within 60 days of April 1, 2013.
(3)	Consists of 142,394 shares of common stock subject to an option exercisable within 60 days of April 1, 2013.
(4)	Consists of 90,000 shares of common stock held in the Bergeron Family Trust DTD 11/15/2004, for which Ms. Bergeron is a trustee and 22,500 shares of common stock held by Ms. Bergeron.
(5)	Consists of 70,831 shares of common stock and 276,827 shares of common stock subject to options exercisable within 60 days of April 1, 2013.
(6)	Consists of shares listed in footnote 15 below which are held by Trident Capital, Inc. and its associated entities. Mr. Dixon, one of our directors, shares voting and investment power with respect to the shares held by Trident Capital and its associated entities.
(7)	Consists of 45,000 shares of common stock subject to an option exercisable within 60 days of April 1, 2013.
(8)	Consists of 45,000 shares of common stock and 22,500 shares of common stock subject to an option exercisable within 60 days of April 1, 2013.
(9)	Consists of 148,093 shares of common stock subject to an option exercisable within 60 days of April 1, 2013.
(10)	Consists of 48,650 shares of common stock held jointly with Mr. Schmidt’s wife, 9,038 shares of common stock held in Mr. Schmidt’s name and 45,000 shares of common stock subject to an option exercisable within 60 days of April 1, 2013.
(11)	Consists of shares listed in footnote 16 below, which are held by GRP Partners and its affiliated entities. Mr. Sisteron, one of our directors, shares voting and investment power with respect to the shares held by GRP Partners and its affiliates.
(12)	Consists of 9,539 shares of common stock and 148,000 shares of common stock subject to options exercisable within 60 days of April 1, 2013.
(13)	Consists of 55,500 shares of common stock and 200,591 shares of common stock subject to options exercisable within 60 days of April 1, 2013.
(14)	Includes 3,409,260 shares subject to options exercisable within 60 days of April 1, 2013.
(15)	Consists of 5,639,301 shares of common stock held of record by Trident Capital Fund-V, L.P., a Delaware limited partnership, 428,430 shares of common stock held of record by Trident Capital Parallel Fund-V, C.V., a partnership organized under the laws of the Netherlands, 156,856 shares of common stock held of record by Trident Capital Fund-V Principals Fund, L.P., a Delaware limited partnership, 32,770 shares of common stock held of record by Trident Capital Fund-V Affiliates Fund, L.P., a Delaware limited partnership, 31,269 shares of common stock held of record by Trident Capital Fund-V Affiliates Fund (Q), L.P., a Delaware limited partnership. Trident Capital Management-V, L.L.C, a Delaware limited liability company (“TCM-V”), is the sole general partner of Trident Capital Fund-V, L.P., Trident Capital Fund-V Affiliates Fund, L.P., Trident Capital Fund-V Affiliates Fund (Q), L.P. and Trident Capital Fund V Principals Fund, L.P. TCM-V is the sole investment general partner of Trident Capital Parallel Fund-V, C.V. The members of TCM-V are Donald R. Dixon, Bonnie N. Kennedy, Peter T. Meekin, John H. Moragne and Robert C. McCormack (collectively, the “Managers”), together in the case of certain such individuals with their respective family planning vehicles. The Managers of TCM-V share voting and investment power with respect to the shares held by each fund. The address of Trident Capital, Inc. is 505 Hamilton Avenue, Suite 200, Palo Alto, California 94301.
(16)

Consists of 1,657,723 shares of common stock held of record by AOS Partners, L.P., a Delaware limited partnership, 575,929 shares of common stock held of record by GRPVC, L.P., a Delaware limited partnership, 200,776 shares of common stock held of record by GRP II Investors, L.P., a Delaware limited partnership, and 75,289 shares of common stock held of record by GRP II Partners, L.P., a Delaware limited partnership. Hique, Inc. is the sole general partner of AOS Partners, L.P. GRP

Management Services Corp. is the sole general partner of GRPVC, L.P., GRP II Investors, L.P. and GRP II Partners, L.P. The investment committee members of Hique, Inc. are Brian McLoughlin, Mark Suster and Steven Dietz. The investment committee members of GRP Management Services Corp. are Yves B. Sisteron, Steven Dietz, Brian McLoughlin and Mark Suster. The investment committee members of Hique, Inc. and GRP Management Services Corp. share voting and investment power with respect to the shares held by each fund. The address for GRP Partners is 2121 Avenue of the Stars, Suite 1630, Los Angeles, California 90067.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of last year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Investor Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Employment Arrangements and Indemnification Agreements

In addition to the offer letter agreements discussed in the section titled “Executive Compensation—Executive Employment Arrangements,” we have entered into offer letter agreements with the following individuals.

Peter Albert

We entered into an offer letter agreement on April 14, 2011 with Peter Albert, our Vice President, Operations. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Albert’s annual base salary was $200,000 in 2012 and is currently $250,000, effective January 1, 2013. He was eligible for annual incentive payments equal to 30% of his base salary pursuant to our 2012 Corporate Bonus Plan and is currently eligible for annual incentive payments equal to 40% of his base salary pursuant to our 2013 Corporate Bonus Plan.

Mr. Albert holds one stock option that remains partially unvested. This option was granted on April 28, 2011 covering 142,394 shares with a vesting commencement date of April 14, 2011 and an exercise price per share of $4.80. This option is scheduled to vest, subject to Mr. Albert’s continued employment, as to 1/48th of the total shares on each monthly anniversary of the vesting commencement date and is early-exercisable as to unvested shares, subject to our right to repurchase any unvested shares upon termination of employment for any reason at a repurchase price per share equal to the lesser of the original purchase price per share or the fair market value per share on the termination of employment date. This option was granted pursuant to our 2000 Plan and an individual stock option agreement thereunder.

Mr. Albert’s option grant provides that if, within 12 months following the consummation of an “acquisition” (as defined in his stock option grant notice), his employment is terminated without “cause” (as defined in his stock option grant notice) or he resigns for “good reason” (as defined in his stock option grant notice), then, in each case, subject to the execution of a release of claims, he receives 50% vesting acceleration of the then unvested shares subject to the option. In addition (i) upon a change in control transaction where the acquiring entity does not assume or substitute for stock options, and (ii) upon an acquisition by any person of securities representing at least 50% of the combined voting power entitled to vote for directors, Mr. Albert’s outstanding and unvested options fully accelerate, in each case, subject to Mr. Albert’s continuous employment through the applicable transaction.

Amer S. Deeba

We entered into an offer letter agreement on September 4, 2001 with Amer S. Deeba, our Chief Marketing Officer. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Deeba’s annual base salary was $200,000 in 2012 and is currently $250,000, effective January 1, 2013. He was eligible for annual incentive payments equal to 30% of his base salary pursuant to our 2012 Corporate Bonus Plan and is currently eligible for annual incentive payments equal to 40% of his base salary pursuant to our 2013 Corporate Bonus Plan.

Mr. Deeba holds one stock option that remains partially unvested. This stock option was granted on April 30, 2012 covering 40,000 shares, with a vesting commencement date of April 30, 2012 and an exercise price per share of $8.40. This option is scheduled to vest, subject to Mr. Deeba’s continued employment, as to 1/24th of the total shares on the monthly anniversary of the vesting commencement date and are early-exercisable as to unvested shares, subject to our right to repurchase any unvested shares on a termination of employment for any reason at a repurchase price per share equal to the lesser of the original purchase price per share or the fair market value per share on the termination of employment date. This option was granted pursuant to our 2000 Plan and an individual stock option agreement.

Sumedh S. Thakar

We entered into an offer letter agreement on January 20, 2003 with Sumedh S. Thakar, our Vice President, Engineering. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Thakar’s annual base salary was $200,000 in 2012 and is currently $250,000, effective January 1, 2013. He was eligible for annual incentive payments equal to 30% of his base salary pursuant to our 2012 Corporate Bonus Plan and is currently eligible for annual incentive payments equal to 40% of his base salary pursuant to our 2013 Corporate Bonus Plan.

Mr. Thakar holds four stock options granted pursuant to our 2000 Plan and individual stock option agreements that remain partially unvested. These stock options were granted on May 7, 2010 covering 5,000 shares with a vesting commencement date of December 16, 2009 and an exercise price per share of $4.10, on February 3, 2011 covering 50,000 shares with a vesting commencement date of December 1, 2010 and an exercise price per share of $4.40, on November 4, 2011 covering 20,000 shares with a vesting commencement date of November 4, 2011 and an exercise price per share of $5.90 and on April 30, 2012 covering 50,000 shares with a vesting commencement date of April 30, 2012 and an exercise price per share of $8.40. These options are scheduled to vest, subject to Mr. Thakar’s continued employment, as to 1/48th of the total shares on each monthly anniversary of the respective vesting commencement date and are early-exercisable as to unvested shares, subject to our right to repurchase any unvested shares on a termination of employment for any reason at a repurchase price per share equal to the lesser of the original purchase price per share or the fair market value per share on the termination of employment date. Mr. Thakar holds one stock option granted pursuant to our 2012 Plan and an individual stock option agreement that remains partially unvested. This stock option was granted on February 7, 2013 covering 75,000 shares with a vesting commencement date of February 7, 2013 and an exercise price per share of $12.68. These options are scheduled to vest, subject to Mr. Thakar’s continued employment, as to 1/36th of the total shares on each monthly anniversary of the respective vesting commencement date.

John N. Wilson

We entered into an offer letter agreement on August 25, 2010 with John N. Wilson, our Executive Vice President, Worldwide Field Operations. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Wilson’s current annual base salary is $200,000 and he is eligible for quarterly payments of $43,750 in sales commissions.

Mr. Wilson holds two stock options that remain partially unvested. These stock options were granted on November 5, 2010 covering 180,591 shares with a vesting commencement date of October 29, 2010 and an exercise price per share of $4.10 and on November 4, 2011 covering 20,000 shares with a vesting commencement date of November 4, 2011 and an exercise price per share of $5.90. These options are scheduled to vest, subject to Mr. Wilson’s continued employment, as to 1/36th for the November 5, 2010 grant and 1/48th for the November 4, 2011 grant of the total shares on each monthly anniversary of the respective vesting commencement date and are early-exercisable as to unvested shares, subject to our right to repurchase any unvested shares on a termination of employment for any reason at a repurchase price per share equal to the lesser of the original purchase price per share or the fair market value per share on the termination of employment date. These options were granted pursuant to our 2000 Plan and individual stock option agreements.

We have also entered into indemnification agreements with certain directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Certain Family Relationships

Frederic Courtot and Nicolas Courtot, two of our employees, are the sons of Philippe F. Courtot, our Chairman, President and Chief Executive Officer. Frederic Courtot is employed by us as a Director, Strategic Alliances. In 2012, Frederic Courtot earned a total of $172,613, consisting of base salary and bonus compensation. Nicolas Courtot is employed by us as a Creative Director. In 2012, Nicolas Courtot earned total compensation of $172,500, consisting of base salary and bonus compensation. In addition, each of Frederic Courtot and Nicolas Courtot participate in our employee benefit plans and arrangements which are generally made available to other employees at their level, including employee stock option, health, vacation, Section 401(k) retirement savings plans and insurance plans. The compensation of each of Frederic Courtot and Nicolas Courtot was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. In addition, a member of Philippe F. Courtot’s household is employed by us as a New Media Designer and, in 2012, such member of Mr. Courtot’s household received less than $120,000 in total compensation.

The agreements and transactions described under this section were reviewed and approved or ratified by the audit committee of our board of directors in accordance with our related party transaction policy described below.

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to certain limited exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

OTHER MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2012, all Section 16(a) filing requirements were satisfied on a timely basis.

2012 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2012 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.qualys.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Qualys, Inc., 1600 Bridge Parkway, Redwood City, California 94065.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Redwood City, California

April 19, 2013

QUALYS, INC.

1600 BRIDGE PARKWAY

REDWOOD CITY, CA 94065

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M58534-P33208

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

QUALYS, INC.

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

01) Sandra E. Bergeron

02) Yves B. Sisteron

The Board of Directors recommends you vote FOR the following proposal:

For

Against

Abstain

2. To ratify the appointment of Grant Thornton LLP as Qualys, Inc.’s independent registered public accounting firm for its fiscal year ending December 31, 2013.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M58535-P33208

QUALYS, INC.

Annual Meeting of Stockholders

June 4, 2013 11:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Donald C. McCauley and Bruce K. Posey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of QUALYS, INC. that the stockholder is entitled to vote at the Annual Meeting of stockholders to be held at 11:00 AM, PDT on June 4, 2013, at the Sofitel San Francisco Bay Hotel, 223 Twin Dolphin Drive, Redwood City, California 94065, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side